UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2026

GameSquare Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39389	99-1946435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6775 Cowboys Way, Ste. 1335 Frisco, Texas, USA	75034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 464-6400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GAME	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2026, GameSquare Holdings, Inc. (the “Company”) appointed Amaree Tanawong as Chief Operating Officer of the Company, effective immediately.

Ms. Tanawong, age 45, has nearly two decades of experience leading strategy, finance, and operations across high-growth and dynamic media and technology organizations. She previously served as Vice President, Strategic Finance and Operations at Meow Wolf Inc., a leading immersive arts company, from October 2023 to January 2026, where she led strategic planning and drove operational discipline as the company expanded its brand through new exhibitions. From April 2019 to September 2023, Ms. Tanawong served at YouTube as Director of Strategy and Operations of YouTube BrandConnect, where she led global expansion and strategy efforts for the company’s influencer marketing platform. Prior to that, she served in various leadership and strategy-making roles including as Director of Business Operations and Monetization at Yahoo.

There are no reportable family relationships or related party transactions  (as defined in Item 404(a) of Regulation S-K) involving the Company and Ms. Tanawong. Ms. Tanawong was not selected to serve as the Company’s Chief Operating Officer pursuant to any arrangement or understanding with any person.

In connection with Ms. Tanawong’s appointment as Chief Operating Officer, the Company and Ms. Tanawong entered into an employment agreement, dated February 2, 2026 (the “Employment Agreement”), pursuant to which Ms. Tanawong will serve as the Company’s Chief Operating Officer. The material terms and conditions of the Employment Agreement are summarized below.

Ms. Tanawong’s Employment Agreement has no specific term and constitutes at-will employment. Ms. Tanawong will receive an initial annual base salary of $350,000. She is also eligible to participate in the Company’s annual bonus plan, with a target minimum bonus amount of $35,000 for her first year of employment, increasing to an amount equal to up to 50% of her annual salary in subsequent years, in each case, based on the achievement of performance metrics established by the Company’s Board of Directors.

In addition, Ms. Tanawong will receive a one-time grant of 50,000 Restricted Stock Units (“RSUs”) under the Company’s 2024 Stock Incentive Plan, as amended (the “Plan”), which will vest 30 days following the date of grant. Ms. Tanawong will also receive (i) options to purchase up to 470,570 shares of the Company’s common stock (the “Options”) and (ii) 209,188 restricted stock units (the “LTIP RSUs”). The Options and LTIP RSUs will vest in four equal installments on each of the six-month, 12-month, 18-month and 24-month anniversaries of the grant date, subject to Ms. Tanawong’s continued employment on such dates. The Employment Agreement also entitles Ms. Tanawong to participate in the Company’s benefit plans, including health, dental, vision, life, and disability insurance.

In the event Ms. Tanawong’s employment is terminated by the Company without cause, and subject to her execution of a customary release and other applicable terms, Ms. Tanawong will be entitled to separation pay equal to three months of her then-current salary, provided that if such termination subsequent to the one-year anniversary of the date of the Employment Agreement then such amount will be increased by an additional month of her the-current salary for each additional year of service to the Company, subject to a maximum amount of six months of her then-current salary.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On February 3, 2026, the Company published an updated corporate presentation (the “Presentation”) to its website that it plans to use for investor relations and other purposes. A copy of the Presentation is attached as Exhibit 99.1 and is incorporated herein by reference.

The Presentation is also available on the Company’s website at www.gamesquare.com under “Investors.” Except for the Presentation, information contained on, or accessible through, the Company’s website is not a part of, and is not incorporated by reference in, this Current Report on Form 8-K.

The information contained in Item 7.01 to this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, unless expressly stated otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement, dated February 2, 2026, between the Company and Amaree Tanawong.
99.1	Investor Presentation, January 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESQUARE HOLDINGS, INC.
(Registrant)

Date: February 6, 2026	By:	/s/ Justin Kenna
	Name:	Justin Kenna
	Title:	Chief Executive Officer, President, and Chairman